Exhibit 10.1
HOME BANCSHARES
CHAIRMAN’S RETIREMENT PLAN

HOME BANCSHARES
CHAIRMAN’S RETIREMENT PLAN
TABLE OF CONTENTS

	ARTICLE 1
	DEFINITIONS

1.1	BENEFIT	1
1.2	CHANGE IN CONTROL	1
1.3	CODE	1
1.4	DISABILITY	1
1.5	EFFECTIVE DATE	1
1.6	EMPLOYER	1
1.7	ERISA	1
1.8	EXECUTIVE	1
1.9	INVOLUNTARY TERMINATION WITHOUT CAUSE	2
1.10	NORMAL RETIREMENT AGE	2
1.11	PLAN YEAR	2
1.12	SECTION 409A	2
1.13	SPECIFIED EMPLOYEE	2
1.14	TERMINATION OF EMPLOYMENT	2
1.15	VESTED BENEFIT	3

	ARTICLE 2
	LIFETIME BENEFITS

2.1	LIFETIME SALARY CONTINUATION BENEFIT	3
2.2	EXCESS PARACHUTE PAYMENT	4

	ARTICLE 3
	DEATH BENEFITS

3.1	DEATH BEFORE BENEFIT PAYMENTS COMMENCE	4
3.2	DEATH DURING GUARANTEED BENEFIT PERIOD	4
3.3	DEATH AFTER GUARANTEED BENEFIT PERIOD	4
3.4	PARTICIPANT'S BENEFICIARY	4

	ARTICLE 4

	CLAIMS AND REVIEW PROCEDURES
4.1	CLAIMS PROCEDURE	5

i

	ARTICLE 5
	AMENDMENT

5.1	AMENDMENT	7

	ARTICLE 6
	MISCELLANEOUS

6.1	BINDING EFFECT	7
6.2	NO GUARANTEE OF EMPLOYMENT	7
6.3	NON-TRANSFERABILITY	7
6.4	REORGANIZATION	7
6.5	TAX WITHHOLDING	7
6.6	APPLICABLE LAW	7
6.7	UNFUNDED ARRANGEMENT	8
6.8	ENTIRE AGREEMENT	8
6.9	ADMINISTRATION	8
6.10	NAMED FIDUCIARY	8
6.11	REIMBURSEMENT OF EXPENSES IN ENFORCING RIGHTS	8
6.12	PROHIBITED ACCELERATION/DISTRIBUTION TIMING	8
6.13	AGGREGATION OF EMPLOYERS	9

ii

HOME BANCSHARES
CHAIRMAN’S RETIREMENT PLAN
Effective April 20, 2007
Purpose
          The purpose of this Home BancShares Chairman’s Retirement Plan is to provide salary continuation benefits to John W. Allison (the “Executive”), Chief Executive Officer of Home BancShares, Inc. (the “Employer”), who has contributed substantially to the success of Employer and whom the Employer wishes to encourage to remain an employee of the Employer. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as added by the American Jobs Creation Act of 2004 and the Treasury regulations or any other authoritative guidance issued thereunder.
Article 1
Definitions
          Whenever used in this Plan, the following words and phrases shall have the meanings specified:
     1.1 “Benefit” means an annual benefit of two hundred and fifty thousand dollars ($250,000) per year.
     1.2 “Change in Control” means the occurrence of any event that constitutes a change in control within the meaning of subsection (a)(2)(A)(v) of Section 409A.
     1.3 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
     1.4 “Disability” means, a condition pursuant to which the Executive (a) is qualified to receive Social Security disability benefits, or (b) is determined to be disabled under the Employer’s long-term disability plan, if any.
     1.5 “Effective Date” means April 20, 2007.
     1.6 “Employer” means Home BancShares, Inc., and any successor
     1.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.8 “Executive” means John W. Allison, Chairman of the Board and Chief Executive Officer of the Employer, who has been determined by the Employer to be a member of a select group of management or highly compensated employees of the Employer, as membership in such group is determined for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
     1.9 “Involuntary Termination Without Cause” means the Executives’ involuntary Termination of Employment by the Employer for any reason other than:
          (a) Gross negligence or gross neglect of the Executive’s duties for the Employer;
          (b) The Executive’s commission of a felony or of a gross misdemeanor involving moral turpitude; or
          (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Employer.
          An involuntary Termination of Employment by the Employer shall in all cases constitute an Involuntary Termination Without Cause if the Termination of Employment occurs at any time after a Change in Control.
     1.10 “Normal Retirement Age” means the Executive’s sixty-fifth (65th) birthday.
     1.11 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.
     1.12 “Section 409A” means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder. Whenever the terms “subject to Section 409A” or “to the extent permitted by Section 409A” (or any such similar reference so as to indicate that a Plan provision is subject to Section 409A) are used, such terms shall be interpreted to mean that the applicable Plan provision shall be effective only if and to the extent such provision would not trigger penalty taxes or interest under Section 409A.
     1.13 “Specified Employee” means a key employee, as currently defined in Code §416(i) (without regard to paragraph (5) thereof) to mean, as of the Effective Date, an employee of the Employer who, at any time during the Plan Year, is (1) an officer of the Employer having an annual compensation greater than one hundred thirty-five thousand dollars ($135,000) for 2007 (indexed for inflation in future years); (ii) a five-percent (5%) owner of the Employer; or (iii) a one-percent (1%) owner of the Employer having an annual compensation from the Employer of more than one hundred fifty thousand dollars ($150,000).
     1.14 Termination of Employment” means that the Executive ceases to be employed by the Employer for any reason whatsoever other than by reason of a leave of absence, which is approved by the Employer. Notwithstanding the preceding, a Termination of Employment shall not include any event that does not qualify as a “Separation from Service” under Code section 409A. In addition, notwithstanding anything in the Plan to the contrary, as long as the Executive continues to be a material service provider to the Employer (as determined by the Employer), the Executive shall not be considered to have experienced a Termination of Employment solely because, following the Effective Date, he experiences (a) a change in title and/or (b) a loss of one or more functions of his employment for the Employer.
     1.15 “Vested Benefit” mean that portion of the Benefit that is vested as of the date of reference. Except as provided below, the Executive shall vest in the Benefit at the following rate, based on his age Years of Service:

Executive’s Age	Vested Percentage
61	7.5%
62	35%
63	60%
64	82%
65	100%
          Notwithstanding the preceding, the Executive’s Benefit shall become one hundred percent (100%) vested as of the Executive’s Disability or Involuntary Termination Without Cause. In addition, also notwithstanding the preceding, the Executive’s Benefit shall become one hundred percent (100%) vested upon a Change in Control.
Article 2
Lifetime Benefits
     2.1 Lifetime Salary Continuation Benefit. Upon the earlier of the Executive’s attainment of Normal Retirement Age or his Termination of Employment for any reason other than death, the Employer shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under the Plan.
     2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 shall equal the Executive’s Vested Benefit as of the earlier of the Executive’s attainment of Normal Retirement Age or his Termination of Employment for any reason other than death.
     2.1.2 Payment of Benefit. The Employer shall pay the Executive’s Vested Benefit under this Section 2.1 to the Executive as an annual benefit in twelve (12) equal monthly installments payable over ten (10) years or the Executive’s lifetime, whichever is greater, on the first day of each month commencing with the month following the earlier of the Executive’s attainment of Normal Retirement Age or his Termination of Employment for any reason other than death; provided, however, that to the extent required under Code section 409A, the payment (or the first monthly payment) of the Executive’s Vested Benefit shall be made no earlier than the date which is six (6) months after the Executive’s Termination of Employment if the Executive is a Specified Employee and if Vested Benefit payments are due to begin due to a Termination of Employment. In any case where distributions are delayed six

(6) months in accordance with the preceding sentence, the first payment will include the total number of monthly payments not paid due to the six (6) month delay.
     2.2 Excess Parachute Payment. Notwithstanding any provision of the Plan to the contrary, if any benefit under the Plan would create an excise tax under the excess parachute rules of Section 280G of the Code, the Employer shall pay to the Executive the “Gross-Up Payment(s)” in the amount(s) and manner described in Exhibit 2, attached hereto, in addition to all amounts due under this Plan, which Plan amounts shall be paid as provided under the general provisions of this Plan.
Article 3
Death Benefits
     3.1 Death Before Benefit Payments Commence. If the Executive dies prior to the commencement of Vested Benefit payments under the Plan, in lieu of any other benefit under this Plan, the Participant’s beneficiary shall be entitled to an annual death benefit of two hundred and fifty thousand dollars ($250,000) per year, which shall be payable to the Executive’s beneficiary in twelve (12) equal monthly installments over the ten (10) year period following receipt by the Employer of satisfactory proof of the Executive’s death.
     3.2 Death During Guaranteed Benefit Period. If the Executive dies after the commencement of Vested Benefit payments under the Plan, but before the end of the guaranteed payment period under Section 2.1.2 (i.e., before the end of the tenth (10th) year of payments), in lieu of any other benefit under this Plan, the Executive’s beneficiary shall receive a continuation of the annual Vested Benefit payments that had been payable to the Executive under Section 2.1 prior to the Executive’s death. Any death benefit payable under this Section shall be payable to the beneficiary in twelve (12) equal monthly installments over the remainder of the guaranteed payment period commencing on, or as soon as practicable after, the Employer has been provided with satisfactory proof of the Executive’s death.
     3.3 Death After Guaranteed Benefit Period. If the Executive dies after the commencement of Vested Benefit payments under the Plan, and after the end of the guaranteed payment period under Section 2.1.2 (i.e., after the end of the tenth (10th) year of payments), no further benefits shall be payable under this Plan.
     3.4 Participant’s Beneficiary. The Executive shall designate his or her beneficiary by filing a written designation with the Employer (Exhibit 2). The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Employer during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

Article 4
Claims and Review Procedures
     4.1 Claims Procedure. This Section 4.1 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. §2560.503-1. If any provision of this Section 4.1 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.
          (a) Initial Claim. The Executive, a beneficiary or an entity that believes he or she is entitled to any benefit (a “Claimant”) under the Plan may file a claim with the Employer. The Employer will review the claim itself or appoint another individual or entity to review the claim.
               (i) Notice of Decision on Initial Claim. The Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Employer or appointee of the Employer before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.
               (ii) Manner and Content of Denial of Initial Claims. If the Employer denies a claim, it must provide to the Claimant, in writing or by electronic communication:
                    (A) The specific reasons for the denial;
                    (B) A reference to the Plan provision or insurance contract provision upon which the denial is based;
                    (C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;
                    (D) An explanation of why such additional material or information is necessary;
                    (E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and
                    (F) A statement of the Executive’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a denial on review of the initial denial.
          (b) Review Procedures.
               (i) Request for Review of Denied Claim. A request for review of a denied claim must be made in writing to the Employer within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Employer’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.
                    The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Employer. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
               (ii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Employer will give the Claimant, in writing or by electronic notification, a notice containing:
                    (A) its decision;
                    (B) the specific reasons for the decision;
                    (C) the relevant Plan provisions or insurance contract provisions on which its decision is based;
                    (D) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;
                    (E) a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and
                    (F) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.
          (c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Plan’s procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

          (d) Failure of Employer to Follow Procedures. If the Employer fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Plan and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Employer (on behalf of the Plan) has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.
          (e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
Article 5
Amendment
     5.1 Amendment. The Employer may, at any time, amend or modify the Plan in whole or in part, by action of its Board of Directors; provided, however, that no amendment or modification shall be effective without the consent of the Executive or, if the Executive is then deceased, without the consent of the Executive’s beneficiaries.
Article 6
Miscellaneous
     6.1 Binding Effect. This Plan shall bind the Executive and the Employer, and their beneficiaries, survivors, executors, successors, administrators and transferees.
     6.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
     6.3 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     6.4 Reorganization. The Employer shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Employer under this Plan. Upon the occurrence of such event, the term “Employer” as used in this Plan shall be deemed to refer to the successor or survivor company.
     6.5 Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.
     6.6 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Arkansas, except to the extent preempted by the laws of the United States of America.

     6.7 Unfunded Arrangement. The Executive is a general unsecured creditor of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Employer to which the Executive has no preferred or secured claim.
     6.8 Entire Agreement. This Plan constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Plan other than those specifically set forth herein.
     6.9 Administration. The Employer shall have powers which are necessary to administer this Plan, including but not limited to:
     (a) Interpreting the provisions of the Plan;
     (b) Establishing and revising the method of accounting for the Plan;
     (c) Maintaining a record of benefit payments; and
     (d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan.
     6.10 Named Fiduciary. The Employer shall be the named fiduciary and plan administrator under this Plan. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
     6.11 Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses, including, without limitation, fees and disbursements of actuaries, accountants and counsels incurred by the Executive in seeking in good faith to enforce rights pursuant to this Plan shall be paid on behalf of or reimbursed to the Executive promptly by the Employer. The Executive shall be responsible to reimburse the Employer for amounts expended by the Employer under this Section if an enforcement action is initiated by the Executive hereunder and the Executive does not substantially prevail on the merits of such enforcement action.
     6.12 Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to an Executive prior to the date on which the amount is distributable to or on behalf of the Executive hereunder or (ii) which would result in penalties to the Executive under Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.
     6.13 Aggregation of Employers. To the extent required under Section 409A, if the Employer is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code §414(b) or (c)), all members of the group shall be treated as a single Employer for purposes of whether there has occurred a Termination of Employment and for any other purposes under the Plan as Section 409A shall require.
     IN WITNESS WHEREOF, a duly authorized officer of the Employer has signed this Plan document as of April 20, 2007.

EMPLOYER: HOME BANCSHARES

By	/s/ Dale A. Bruns

Title	Chairman Compensation Committee

EXHIBIT 1
TO
HOME BANCSHARES
CHAIRMAN’S RETIREMENT PLAN
Beneficiary Designation Form
for John W. Allison
     I hereby revoke any prior designations of death benefit beneficiary/ies under the Plan, and I hereby designate the following beneficiary/ies to receive any benefit payable on account of my death under the Plan, subject to my right to change this designation and subject to the terms of the Plan:
A.	Primary Beneficiary/ie

Name, Address,	Relationship to	% of Plan	Date of	Social Security
Phone	Participant	Benefit	Birth	Number

B.	Contingent Beneficiary/ies (Will receive indicated portions of Plan benefit if no Primary Beneficiary/ies survive the Participant)

Name, Address,	Relationship to	% of Plan	Date of	Social Security
Phone	Participant	Benefit	Birth	Number

     I acknowledge that I have been given a copy of the Plan and I agree that the above elections are subject to all of the terms of the Plan.

Date:

John W. Allison

EXHIBIT 2
TO
HOME BANCSHARES
CHAIRMAN’S RETIREMENT PLAN
SECTION 280G GROSS-UP PROVISIONS
Equalization Payment.
If, upon or following a Change in Control, the Employer, in consultation with its legal advisors and/or the Accounting Firm (defined below), determines that any payment under this Plan constitutes an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Employer shall pay the Executive an additional amount (“Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed by Section 4999 (or any successor provision) of the Code and any interest charges or penalties in respect of the imposition of such excise tax (collectively, the “Excise Tax”) on the excess parachute payment, and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment provided for by this Exhibit 2, shall be equal to the benefit the Executive would have been entitled to receive under the Plan had no excess parachute payment under the Plan occurred. Such Gross-Up Payment shall be made by the Employer to Executive or, at the Employer’s election, to the applicable taxing authority on behalf of Executive, as soon as practicable following the later of the date of the excess parachute payment or the calculation of the Gross-Up Payment, and may be satisfied by the Employer making a payment or payments on Executive’s account in lieu of withholding for tax purposes. Notwithstanding the preceding, or anything else in this Exhibit 2, no Gross-Up Payment shall be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax corresponding to the Gross-Up Payment is remitted.
Calculation of Gross-Up Payment. The determination of whether a Gross-Up Payment is required pursuant to this Exhibit 2 and the amount of any such Gross-Up Payment shall be determined by the Employer, in consultation with its legal advisors and/or a certified public accounting firm selected by the Employer (the “Accounting Firm”), and shall be binding on all parties. Any expenses associated with such determinations shall be paid by the Employer.
Computation Assumptions. For purposes of determining the existence of any excess parachute payment from the Plan and, if applicable, the amount of any Excise Tax payable in respect of the excess parachute payment, the calculating entity (e.g., the Accounting Firm) shall use such assumptions as the Employer, in consultation with its legal advisors and/or the Accounting Firm, determines to be reasonable based on all the facts and circumstances and any authoritative guidance issued under the excess parachute payment provisions of the Code. For example, it is expected that the Executive shall be assumed to pay Federal, state, and local income taxes at the highest applicable marginal rate of taxation (subject, in the case of employment taxes, to any applicable wage base limitations) in the calendar year in which the Gross-Up Payment is to be made.

Executive’s Obligation to Notify Employer. Executive shall promptly notify the Employer in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Employer of a Gross-Up Payment in excess of any Gross-Up Payment as originally determined as described above. If the Employer notifies Executive in writing that it desires to contest such claim, Executive shall: (a) give the Employer any information reasonably requested by the Employer relating to such claim; (b) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Employer that is reasonably acceptable to Executive; (c) cooperate with the Employer in good faith in order to effectively contest such claim; and (d) permit the Employer to participate in any proceedings relating to such claim; provided that the Employer shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.
Subsequent Recalculation. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation determined above so that Executive did not receive the greatest net benefit required pursuant to this Exhibit 2, if and to the extent permitted under Section 409A, the Employer shall reimburse Executive as provided herein for the full amount necessary to place Executive in the same after-tax position as he would have been in had no Excise Tax applied. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation determined above so that Executive received a payment or benefit in excess of the amount required pursuant to this Exhibit 2, then Executive shall promptly pay to the Employer (without interest) the amount of such excess.